IMAX CORPORATION

EXHIBIT 10.24

SECOND AMENDING AGREEMENT

This Second Amending Agreement, dated as of October 20, 2023 (the “Second Amending Agreement”), is made between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and ROBERT D. LISTER (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Legal Officer and Senior Executive Vice President of the Company pursuant to an Employment Agreement dated as of December 18, 2017, as previously amended by the First Amending Agreement dated as of March 11, 2020 (collectively, the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2.
Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Term. The Executive’s employment pursuant to this Agreement shall commence on January 1, 2018 (the “Effective Date”) and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 31, 2026. The period commencing as of the Effective Date and ending on December 31, 2026, or such earlier date on which this Agreement is terminated, is hereinafter referred to as the “Term”.

3.
Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $775,816.08, subject to annual review. The Base Salary will be payable in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time.

4.
Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

Bonus. The Executive shall be eligible to receive a discretionary incentive bonus as determined in the sole discretion of the Company (the “Bonus”). The target amount of the Bonus shall be 60% of Base Salary (the “Target Bonus”);

provided, however, that in the event of a Change of Control transaction to which the Executive has meaningfully contributed, the Target Bonus for that year will be 100% of Base Salary; and provided further that with the approval of the Compensation Committee of the Board of Directors of the Company (the “Board”) in its sole discretion, the total Bonus for the year in which a Change of Control transaction occurs may be up to 200% of Base Salary. The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board in its sole discretion, and to the extent that the Company maintains incentive compensation plan(s) intended to provide for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (the “Code”), established in conformity with such plan(s). The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that the Executive remains employed by the Company as of such date (except as otherwise provided herein); and provided, further, that in no event shall the Bonus be paid later than March 15th of the subsequent year.

5.
Section 3(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

Other Benefits. The Company shall reimburse the Executive for up to $15,000 per year for financial, estate and tax planning services, life insurance premiums, and charitable contributions, which shall be a taxable benefit to the Executive.

6.
Section 4(e)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

(ii) All equity that remains unvested as of December 31, 2026 will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period).

7.
Section 21 of the Agreement is hereby revised by deleting the notice address for the Company therein and replacing it with the following:

IMAX Corporation

902 Broadway, 20th Floor

New York, NY 10010

Attention: EVP & Chief People Officer

mgolden@imax.com

8.
Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this First Amending Agreement as of the date first set forth above.

IMAX CORPORATION

By:	/s/ Richard L. Gelfond
Name: Richard L. Gelfond
Title: Chief Executive Officer

EXECUTIVE

/s/ Robert D. Lister
Robert D. Lister